As filed with the Securities and Exchange Commission on December 12, 2016

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Polar Power, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	33-0479020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

249 E. Gardena Boulevard Gardena, CA 90248 (310) 830-9153
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Polar Power, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

Arthur D. Sams
President and Chief Executive Officer
Polar Power, Inc.
249 E. Gardena Boulevard
Gardena, CA 90248
(310) 830-9153

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Larry A. Cerutti, Esq.
Lisa A. Raines, Esq.
Troutman Sanders LLP
5 Park Plaza, Suite 1400

Irvine, California 92614
(949) 622-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value	1,754,385	$8.15	$14,298,237.75	$1,657.17

(1)	In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and is based upon the average of the high and low sales prices of the Registrant’s Common Stock, as reported on The NASDAQ Capital Market on December 7, 2016, which were $9.20 and $7.09, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to each participant in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to each participant to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Part II, Item 3 of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Polar Power, Inc., 249 E. Gardena Boulevard, Gardena, CA 90248, Attention: Secretary. Our telephone number is (310) 830-9153.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.         Incorporation of Documents by Reference.

We incorporate the following documents by reference in this registration statement:

•	The Registrant’s Prospectus dated December 6, 2016, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-213572), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-37960) filed with the Commission on December 6, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the above, information that is “furnished to” the Securities and Exchange Commission shall not be deemed “filed with” the Securities and Exchange Commission and shall not be deemed incorporated by reference into this registration statement.

ITEM 4.         Description of Securities.

Not applicable.

ITEM 5.         Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of our bylaws provide for indemnification by us of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Article XI of our certification of incorporation eliminates the liability of a director or stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or our bylaws, or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.         Exemption from Registration Claimed.

Not Applicable.

ITEM 8          Exhibits.

Reference is made to the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.         Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gardena, State of California, on this 12th day of December, 2016.

POLAR POWER, INC.,
a Delaware corporation

By:	/s/ Arthur D. Sams
Arthur D. Sams
President, Chief Executive Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur D. Sams his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 12, 2016.

Signature	Title

/s/ Arthur D. Sams	Chief Executive Officer, President, Secretary and Chairman of the Board of Directors (principal executive officer)
Arthur D. Sams

/s/ Luis Zavala	Vice President Finance and Acting Chief Financial Officer
Luis Zavala

/s/ Matthew Goldman	Director
Matthew Goldman

/s/ Keith Albrecht	Director
Keith Albrecht

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Polar Power, Inc. 2016 Omnibus Incentive Plan and forms of agreements thereunder (filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213572) filed with the Commission on September 9, 2016, as amended and incorporated herein by reference)

4.2	Specimen stock certificate of the Registrant (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213572) filed with the Commission on September 9, 2016, as amended and incorporated herein by reference)

5.1*	Opinion of Troutman Sanders LLP

23.1*	Consent of Troutman Sanders LLP (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (contained on the signature page to this registration statement)

* Filed herewith